Exhibit 99.1

May 31, 2017 Dear fellow shareholder,

We are very pleased with the operating results for the first six months of fiscal year 2017.  The $62.9 million in revenue and $6.2 million gross profit are the largest for the first six months of any fiscal year. While many of our customers reassessed their pipeline needs during the winter months, we are currently seeing the most robust bidding opportunities in several years. We feel we will get our share of contracts that will allow us to transition our crews from existing work to new mid-summer projects and we will have another successful year. At March 31, 2017, we had a backlog of $73.2 million compared to $98.1 million at March 31, 2016; however, we were awarded and started $15.0 million of pipeline projects in April and continue to see opportunities from our customers.  At this point last year, we had almost all our remaining fiscal year 2016 revenue under contract. Our position compares favorably to the backlog of $61.6 million we had at March 31, 2015.

For the second quarter of fiscal year 2017, we achieved revenue of $25.4 million compared to $28.0 million in the same period of fiscal year 2016. However, we were well ahead of the $20.9 million in the second quarter of fiscal year 2015. Pipeline construction work has increased significantly around the country partially due to multiple large natural gas transmission pipeline projects. Because of this, we are seeing a tight market for skilled labor and available equipment. This will require us to be selective in our bid process in order to match available resources.

We are also excited to announce that we acquired a new shop and equipment facility. The former Walker Machinery building in Huntington is ideal and will allow us to consolidate out of our Ashland, KY facility. We believe this will result in transportation savings and improved efficiency. Once again, we appreciate your continued support of our company.

Sincerely,

Douglas V. Reynolds
President